Exhibit 99.1

Dear Fellow Shareholders,

The last few weeks have been simultaneously the most rewarding and the most challenging during my tenure as the Chairman and CEO of Chimera Energy Corp.  The highs, and lows, are both noteworthy and deserve more discussion than can be achieved through a Press Release.  I hope this letter will help bring you some clarity as to the current status of our company as well as our plans and goals for the future.

The past twelve months of our development efforts have culminated in a phenomenal opportunity for our Non-Hydraulic Fracturing technology to debut with PEMEX, one of the largest oil and gas producers in Latin America.  Just getting an opportunity to work with such an established industry player is a major win for us.  During our recent visit to PEMEX we discussed engineering plans to utilize our technology on 3 wells chosen by PEMEX.  Once the final engineering plans are approved we will execute a definite agreement with PEMEX for the services to be provided.  In the industry this is known as a Master Service Agreement.  The Agreement will specify all of the operational and financial details of the services to be provided.  Once this Agreement is reached will file the executed version with the SEC as part of a Current Report on Form 8-K.

Unfortunately, all is not roses.  Over the past 3 weeks Chimera has become the target of what can only be described as a blatant misinformation campaign.  These self-described “shorters” are running a highly coordinated campaign against our company consisting of falsehoods, slander and innuendo.  This campaign has consisted of misleading and libelous articles posted on the trading website Seeking Alpha, attempts to extort information from our employees and attorneys, hundreds of repetitive postings clogging company message boards, not to mention the highly illegal practice of naked shorting.

For those of you who have read the “articles” and message board postings I thought it would be worthwhile to discuss a few of the blatant lies that have been told:

1.
I am the majority stockholder of Chimera Energy Corp.  I hold 67.54% of the issued and outstanding stock of the company.  Per SEC rules and guidelines my stock holdings are included in the company’s filing with the SEC.  I have never sold or transferred a single share of Chimera stock.

2.	We have an executed Memorandum of Understanding with PEMEX related to our Non-Hydraulic Fracturing technology.

3.	We have received a formal proposal request from PEMEX relating to the use of our technology on three wells identified and designated by PEMEX.

4.
Simultaneous to the our work the engineering plans for the PEMEX wells we are negotiating the terms of the definitive Master Service Agreement that will spell out the terms and conditions of the services to be provided to PEMEX.

I had hoped that these “shorters” would make their money and find another company to denigrate, however it appears as though they have chosen to double down.  This campaign became highly personal to me when a video posted by this group to the YouTube service attacked my family and included their contact information.  This escalation leaves me no choice but to go on the offensive.

Over the next several days I will be working with our attorneys to devise a litigation strategy for getting to the bottom of this campaign.  It will not be easy to find the perpetrators.  They are well hidden behind anonymous email accounts and fake names.  Our efforts may not lead to the ultimate perpetrators, but they will certainly expose the truth behind this attack campaign.

I ask each and every shareholder to carefully consider all of the information about the company when making your investment decisions.  I believe that Chimera and our technology both have bright futures.

While I may not be able to speak directly to each and every shareholder, I ask that if you have any comments or concerns that you email us at ir@chimeraenergyusa.com.

Sincerely,

/s/ Charles Grob
Charles Grob
Chairman & CEO